Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Entity	Jurisdiction
InfraREIT Partners, LP	Delaware
Sharyland Distribution and Transmission Services, L.L.C.	Texas
Transmission and Distribution Company, L.L.C.	Texas
Sharyland Projects, L.L.C.	Texas
SDTS FERC, L.L.C.	Texas